EXHIBIT 10.11

GLOBALOPTIONS GROUP, INC.
415 Madison Avenue 17th Floor
New York, NY 10017

March 31, 2013

Harvey W. Schiller, Chairman & CEO
GlobalOptions Group, Inc.
415 Madison Avenue
17th Floor
New York, NY 10017

Re:	Your Employment Agreement dated January 29, 2004, as assigned by agreement dated June 27, 2005, and as amended on each of December 19, 2006, August 13, 2009, May 13, 2010, December 14, 2010, December 12, 2011, and March 26, 2012 (collectively the “Agreement,” and capitalized terms used herein without definitions have the meanings specified in the Agreement)

Dear Harvey:

This letter is to modify the Agreement, effective as of the date written above. Accordingly, the following modification is made to the Agreement:

1. The parties hereby acknowledge that the current term of your employment was extended to December 31, 2012, and due to the continued requirements of the Company for your time as Chairman and Chief Executive Officer, Section 1 of the Agreement, subject to earlier termination or amendments as contemplated therein, shall be amended to replace the following sentence “The Company has the option to continue the Term beyond December 31, 2012 on a month to month basis, under the same terms and conditions (including Section 9).” with “The Company agrees to continue your employment as Chairman and Chief Executive Officer until June 30, 2013 with automatic month to month extensions thereafter until written notice of termination is provided by either party with or without cause and such written notice shall provide a minimum of thirty (30) day notice period for such termination (the “Termination Notice”).”

2. Section 2(a) shall be amended effective March 31, 2013 by continuing the Base Salary as “$180,000”. For the sake of clarity, such Base Salary will be paid in accordance with the Company’s prevailing payroll practices.

3. Section 2(b) shall be amended and restated as follows as of the date hereof:

“(b) In addition to the Base Salary and Benefits, as an inducement for the Employee to remain in the employ of the Company, the Employee shall be eligible to receive a fee if the Company enters into an acquisition or merger with an operating company (a “Sale”) during the term or extension of this Agreement, and upon the closing of such Sale (the “Closing Date”) the Employee shall receive a fee equal to $300,000 (“Success Fee”) to be paid in the form of restricted stock, and the restricted stock shall be the number of shares equal to $300,000 based upon the deal price at Closing Date which will be fully vested and freely tradeable shares of the Company’s common stock under the Company’s equity plan on the Closing Date. Notwithstanding the foregoing, in the event that Employee’s employment is terminated without Cause or Good Reason or as a result of his death or Disability prior to the end of the term or any extension thereto, Employee shall receive the Base Salary and Benefits through the end of the term; provided further that in the event that Employee’s employment is terminated without Cause or Good Reason or as a result of Employee’s death or Disability and a Sale is consummated within nine months of the date of termination, the Employee shall be entitled to the Success Fee, as described above.

The equity grant referred to in the first sentence of Section 2(b) in the amendment dated March 26, 2012 remains outstanding in accordance with its terms.”

4. Section 5 shall be amended as of the date hereof to exclude monthly housing allowance from Benefits.

5. Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. All references to the Agreement shall be deemed references to the Agreement as amended and clarified hereby. This letter amendment shall be governed and construed under the laws of the State of New York.

Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

Sincerely,

/s/ John Oswald
John Oswald
Chairman – Compensation Committee

Agreed to:

/s/ Harvey Schiller
Harvey Schiller

Date: March 31, 2013